     As filed with the Securities and Exchange Commission on May 9, 2006

                                              Securities Act File No. 333-76864
                                      Investment Company Act File No. 811-04424
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       [ ] PRE-EFFECTIVE AMENDMENT NO.
                       [x] POST-EFFECTIVE AMENDMENT NO. 1

                        (CHECK APPROPRIATE BOX OR BOXES)

                        VAN KAMPEN LIFE INVESTMENT TRUST

        (EXACT NAME OF REGISTRANT AS SPECIFIED IN DECLARATION OF TRUST)

                                 (800) 341-2929
                        (AREA CODE AND TELEPHONE NUMBER)

                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                              AMY R. DOBERMAN, ESQ.
                                MANAGING DIRECTOR
                           VAN KAMPEN INVESTMENTS INC.
                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                   COPIES TO:

                             CHARLES B. TAYLOR, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              333 WEST WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 407-0700


================================================================================

                                EXPLANATORY NOTE

          The Joint Proxy Statement/Prospectus and the Statement of Additional Information in the form filed on March 18, 2002 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, are incorporated herein by reference.

          This amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the tax opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), tax counsel for the Registrant, and to file, as Exhibit 16 to this Registration Statement, a power of attorney executed by certain officers of the Registrant and each of the current members of the Registrant's Board of Trustees.

                           PART C: OTHER INFORMATION

ITEM 15. INDEMNIFICATION

          There has been no change in the information set forth in Item 15 of the Registration Statement of Van Kampen Life Investment Trust (the "Registrant") on Form N-14 under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-76864 and 811-04424) as filed with the Securities and Exchange Commission on March 4, 2002, which information is incorporated herein by reference.

ITEM 16. EXHIBITS

(1)  (a) -- First Amended and Restated Agreement and Declaration of Trust(1)

     (b) -- Certificate of Amendment(1)

     (c) -- Second Certificate of Amendment(6)

     (d) -- First Amended and Restated Certificate of Designation of Strategic Stock Portfolio(8)

     (e) -- Second Amended and Restated Certificate of Designation of Growth and Income Portfolio(8)

(2)      -- Amended and Restated Bylaws(1)

(3)      -- Not Applicable

(4)      -- Agreement and Plan of Reorganization++

(5)      -- Not Applicable

(6)      -- Investment Advisory Agreement(4)

(7)  (a) -- Form of Distribution and Service Agreement for each Portfolio(9)

     (b) -- Form of Participation Agreement(8)

(8)  (a) -- Form of Trustee Deferred Compensation Plan(7)

     (b) -- Form of Trustee Retirement Plan(7)

(9)  (a) -- Custodian Contract(3)

     (b) -- Transfer Agency and Service Agreement(5)

(10) (a) -- Plan of Distribution Pursuant to Rule 12b-1(9)

     (b) -- Service Plan(9)

     (c) -- Multiclass Plan(9)

(11) (a) -- Opinion and consent of Skadden, Arps, Slate, Meagher & Flom
            (Illinois) for Strategic Stock Portfolio(3)

     (b) -- Opinion and consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) for Growth and Income Portfolio(2)

     (c) -- Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)(10)

(12)     -- Tax Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)+

(13) (a) -- Data Access Services Agreement(2)

     (b) -- Fund Accounting Agreement, as amended(9)

     (c) -- Legal Services Agreement, as amended(9)

(14) (a) -- Consent of Ernst & Young LLP++

     (b) -- Consent of PricewaterhouseCoopers LLP for:

     (1) -- Growth and Income Portfolio++

     (2) -- Strategic Stock Portfolio++

(15)     -- Not Applicable

(16)     -- Power of Attorney+

(17) (a) -- Form of proxy card for Van Kampen Life Investment Trust Strategic
            Stock Portfolio(11)

     (b) -- Prospectus of Van Kampen Life Investment Trust Strategic Stock Portfolio(11)

----------
+    Filed herewith.

++ Incorporated herein by reference to Registrant's Registration Statement on Form N-14, File Nos. 333-76864 and 811-04424, filed March 4, 2002.

(1) Incorporated herein by reference to Post-Effective Amendment No. 20 to Registrant's Registration Statement on Form N-1A, File Number 33-628, filed December 22, 1995.

(2) Incorporated herein by reference to Post-Effective Amendment No. 22 to Registrant's Registration Statement on Form N-1A, File Number 33-628, filed April 30, 1997.

(3) Incorporated herein by reference to Post-Effective Amendment No. 23 to Registrant's Registration Statement on Form N-1A, File Number 33-628, filed July 28, 1997.

(4) Incorporated herein by reference to Post-Effective Amendment No. 24 to Registrant's Registration Statement on Form N-1A, File Number 33-628, filed April 30, 1998.

(5) Incorporated herein by reference to Post-Effective Amendment No. 25 to Registrant's Registration Statement on Form N-1A, File Number 33-628, filed May 18, 1998.

(6) Incorporated herein by reference to Post-Effective Amendment No. 26 to Registrant's Registration Statement on Form N-1A, File Number 33-628, filed March 1, 1999.

(7) Incorporated herein by reference to Post-Effective Amendment No. 81 to the Registration Statement on Form N-1A of Van Kampen Harbor Fund, File Number 2-12685, filed April 29, 1999.

(8) Incorporated herein by reference to Post-Effective Amendment No. 29 to Registrant's Registration Statement on Form N-1A, File Number 33-628, filed April 27, 2000.

(9) Incorporated herein by reference to Post-Effective Amendment No. 31 to Registrant's Registration Statement on Form N-1A, File Number 33-628, filed September 13, 2000.

(10) Incorporated herein by reference to Post-Effective Amendment No. 34 to Registrant's Registration Statement on Form N-1A, File 33-628, filed April 18, 2001.

(11) Incorporated herein by reference to Registrant's Registration Statement on Form N-14, File Number 333-76864, filed January 16, 2002.

ITEM 17. UNDERTAKINGS

         (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

         (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York, and the State of New York, on May 9, 2006.

                                        VAN KAMPEN LIFE INVESTMENT TRUST


                                        By:   /s/ Stefanie V. Chang Yu
                                              ----------------------------------
                                               Stefanie V. Chang Yu
                                               Vice President and Secretary

         Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

               SIGNATURES               TITLE
               ----------               -----

PRINCIPAL EXECUTIVE OFFICER:

/s/ Ronald E. Robison*                 President and Principal Executive Officer
-------------------------------------
Ronald E. Robison

PRINCIPAL FINANCIAL OFFICER:

/s/ Phillip G. Goff*                   Chief Financial Officer and Treasurer
-------------------------------------
Phillip G. Goff

TRUSTEES:

/s/ David C. Arch*                     Trustee
-------------------------------------
David C. Arch

/s/ Jerry D. Choate*                   Trustee
-------------------------------------
Jerry D. Choate

/s/ Rod Dammeyer*                      Trustee
-------------------------------------
Rod Dammeyer

/s/ Linda Hutton Heagy*                 Trustee
---------------------------------------
Linda Hutton Heagy

/s/ R. Craig Kennedy*                   Trustee
---------------------------------------
R. Craig Kennedy

/s/ Howard J Kerr*                      Trustee
---------------------------------------
Howard J Kerr

/s/ Jack E. Nelson*                     Trustee
---------------------------------------
Jack E. Nelson

/s/ Hugo F. Sonnenschein*               Trustee
---------------------------------------
Hugo F. Sonnenschein

/s/ Wayne W. Whalen*                     Trustee
---------------------------------------
Wayne W. Whalen

/s/ Suzanne H. Woolsey*                  Trustee
---------------------------------------
Suzanne H. Woolsey

------------------
* Signed by Stefanie V. Chang Yu pursuant to a power of attorney filed herewith.


         /s/ Stefanie V. Chang Yu                         May 9, 2006
         ----------------------------------------
         Stefanie V. Chang Yu
         Attorney-in-Fact

                                      C-2

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                                  EXHIBIT INDEX

12.     Tax opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)

16.     Power of Attorney